EXHIBIT 99.1

For Immediate Release	Contact: James F. Arneson
President
253.441.4000

Venture Financial Group Reports Profitable Fourth Quarter

DuPont, Wash., February 4, 2009 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the twelve months ended December 31, 2008, a net loss of $21.4 million, compared to net income of $11.8 million for the twelve months ended December 31, 2007. For the three months ended December 31, 2008, the Company’s net income was $1.4 million as compared to net income of $2.2 million for the three months ended December 31, 2007.

The primary factor contributing to the year to date net loss was the government conservatorship of Freddie Mac and Fannie Mae. As previously announced, the Company incurred an other-than-temporary impairment charge of $40.1 million or $26.1 million net-of-tax during the third quarter due to the conservatorship. During the fourth quarter the Company sold its position in the Freddie Mac and Fannie Mae preferred shares in order to recover the tax benefit. In conjunction with the sale of the preferred shares, the Company took an additional loss in the fourth quarter of $1.5 million bringing the total loss on the preferred shares to $41.6 million or $27.1 million net-of-tax.

At December 31, 2008, total assets were $1.181 billion as compared to $1.183 billion at December 31, 2007.

Total gross loans including loans held for sale at December 31, 2008 were $762.5 million which was a decrease of 2.6% or $20.6 million from $783.1 million in total loans at December 31, 2007.

The allowance for credit losses increased to $18.9 million at December 31, 2008 which was an increase of $7.9 million or 71.8% from $11.0 million at December 31, 2007. “We’ve increased the level of our loss reserves in response to the continued weakness in real estate”, said Jim Arneson, President and CEO of Venture Bank. “We are focused on identifying weaknesses in our loan portfolio and are aggressively charging off potential losses.” Net charge-offs for the twelve months ended December 31, 2008 and December 31, 2007 were $8.7 million and $1.5 million, respectively. The ratio of allowance for credit losses to nonperforming loans was 30.2% and 352.1% at December 31, 2008 and 2007, respectively.

Total deposits at December 31, 2008 were $1.021 million which was an increase of $183.9 million or 22.0% from $837.1 million at December 31, 2007. The increase in deposits primarily represents an increase of $199.7 million or 23.9% in wholesale funding which includes brokered, listing service and public deposits. The wholesale funding was used to reduce borrowings and replace higher cost retail deposits.

The Board and management have taken steps to conserve capital and to pursue additional capital. Effective September 1, 2008, the Board of Directors suspended future dividends to shareholders in order to conserve capital until it is appropriate to pay dividends again. Other measures taken to reduce expenses and preserve capital are described below in the non-interest expense category. The total risk based capital level for the Company was 8.17% and 8.07% at the Bank, at December 31, 2008 which is an improved level over September 30, 2008. At December 31, 2008 the Company and the Bank are adequately capitalized per the regulatory risk based capital guidelines. “The Company is actively pursuing additional capital from potential investors to add back the capital lost from the Freddie Mac and Fannie Mae conservatorship”, said Ken Parsons, Chairman and CEO of Venture Financial Group, Inc.

The Company is currently analyzing the value of goodwill related to its prior acquisitions, to determine whether the value of goodwill has been impaired. Any potential goodwill impairment could be material to reported earnings, but would be a non-cash charge and have no effect on the Company’s cash balances, liquidity or tangible equity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s regulatory capital ratios would not be affected by this potential non-cash expense. The Company anticipates the analysis will be completed prior to filing the Annual Report on Form 10-K with the Securities and Exchange Commission by early March 2009.

Operating Results

Net Interest Income
Total net interest income decreased $2.4 million or 22.6% to $8.2 million for the three months ended December 31, 2008 compared to $10.6 million for the three months ended December 31, 2007. Net interest margin for the three months ended December 31, 2008 decreased to 3.14% versus 3.95% for the three months ended December 31, 2007.

Total net interest income was $40.1 million for the twelve months ended December 31, 2008 compared to $40.2 million for the twelve months ended December 31, 2007. Net interest margin for the twelve months ended December 31, 2008 was 3.71% versus 4.04% for the twelve months ended December 31, 2007. The decrease in net interest income for the twelve months ended December 31, 2008 compared to the same period in 2007 was due primarily to an increase in our non-earning assets and the rapid decrease in loan rates and offset by improved borrowing costs. The prime rate decreased 400 basis points from December 31, 2007 through December 31, 2008 and 125 basis points of that move were in the fourth quarter. The prime rate is used as a base index on many of our loan products and therefore our loans tied to prime re-priced. Loans that have floors, approximately 42.6% of loans, did not adjust as far. Deposits and other borrowings however did not re-price as quickly or in the same magnitude as our loan portfolio, which is partially due to competitors maintaining deposit rates at historically higher levels to attract deposits for liquidity purposes.

Provision for Credit Losses
The provision for credit losses was $1.5 million for the three months ended December 31, 2008 compared to $2.5 million for the same period last year. The provision for the twelve months ended December 31, 2008 was $16.8 million as compared to $3.6 million for the same period last year. The increase in the provision is the amount management believes is required to maintain the allowance for credit losses at a level that is adequate to absorb estimated future loan losses inherent in the loan portfolio.

Non-performing loans increased $59.6 million from $3.1 million at December 31, 2007 to $62.7 million at December 31, 2008. Management regularly reviews loans to ensure timely identification of any problem loans as well as any potential or specific losses, and begins collection efforts quickly. Additionally, management assesses current market conditions and when necessary obtains new appraisals to ensure loan to value ratios remain within Bank policy and loans are appropriately reserved for.

Non-Interest Income
Total non-interest income increased to $3.6 million for the three months ended December 31, 2008 compared to $3.4 million for the same period ended December 31, 2007, an increase of 5.9% or $200 thousand. The major components of non-interest income include saleable mortgage loan fee income, service charge income, gains and losses on sales of securities and other income. Income from mortgage origination fees and net gains on sales of mortgage loans increased to $972 thousand for the three months ended December 31, 2008 as compared to $711 thousand for the same period ended December 31, 2007. Service charge income remained stable at $1.0 million for the three months ended December 31, 2008 as compared to $1.1 million for the same period ended December 31, 2007. The Company incurred a net loss on sale of securities of $1.5 million for the three months ended December 31, 2008 due to Freddie Mac and Fannie Mae preferred stock as compared to a gain of $564 thousand for the same period ended December 31, 2007. The change in fair value of junior subordinated debentures increased to $1.5 million for the three months ended December 31, 2008 from $233 thousand for the same period ended December 31, 2007. Other non-interest income increased to $1.6 million for the fourth quarter of 2008, compared to $828 thousand for the fourth quarter of 2007. The largest contributor to this increase is the recognition of a gain of $1.0 million related to the interest rate swap instrument.

Non-interest income for the twelve months ending December 31, 2008 was $15.0 million compared to $11.3 million for the same period in 2007 which was an increase of 32.7% or $3.7 million. The largest factor for the increase is a 125.0% increase in mortgage loan origination fees and net gains on sales of mortgage loans. The 125.0% increase for the twelve months ended December 31, 2008 is attributed to a $2.5 million increase to $4.5 million as compared to $2.0 million for the same period ended December 31,

2007. The Company incurred a net loss on the sale of securities of $1.2 million for the twelve months ended December 31, 2008 compared to a net gain of $703 thousand for the same period ended December 31, 2007. The change in market value of junior subordinated debentures issued by the Company increased to a $3.6 million gain from a $1.3 million gain for the twelve months ended December 31, 2008 and 2007, respectively.

Non-Interest Expense
Total non-interest expense remained relatively stable at $8.7 million for the three months ended December 31, 2008 compared to the three months ended December 31, 2007. Salaries and benefits decreased $1.4 million or 28.6% for the three months ended December 31, 2008 to $3.5 million from $4.9 million for the three months ended December 31, 2007. This was due in large part to the result of the Company cutting costs to help offset the decrease in earnings. In the third quarter of 2008 the executive officers and directors, as well as a portion of the management team, elected to forfeit unvested, outstanding stock options to reduce expenses. The forfeitures resulted in a reduction of the compensation cost that had been previously charged to income in the amount of $392 thousand. Also in the third quarter of 2008 the Company determined that the Executive Supplemental Retirement Plan, which requires the Company to meet certain performance ratios, should be suspended. No participant of the Supplemental Executive Retirement Plan has accrued any benefits since 2006 and is not expected to accrue any additional benefits in the foreseeable future. As a consequence, the Plan is now a frozen defined benefit plan effective December 31, 2006 and $854 thousand in previously recognized unfunded obligations was reversed in the third quarter. The Board of Directors has elected to suspend all directors’ fees to also contribute to the decrease in other non-interest expense. Additionally, staffing reductions occurred during the second and third quarters of 2008.

Total non-interest expense increased $41.4 million or 132.7% to $72.6 million for the twelve months ended December 31, 2008 from $31.2 million for the twelve months ended December 31, 2007. The largest contributor to non-interest expense was related to the $40.1 million ‘other-than-temporary’ impairment charge related to the Company’s investments in Fannie Mae and Freddie Mac preferred stock, which was the direct result of the U.S. Government placing Fannie Mae and Freddie Mac into conservatorship. Occupancy and equipment expense increased to $5.6 million for the twelve months ended December 31, 2008 from $4.8 million for the twelve months ended December 31, 2007. This is due primarily to the costs associated with the corporate headquarters and related depreciation expense. Expense from foreclosed assets and monitored credits increased to $908 thousand for the twelve months ended December 31, 2008 from $53 thousand for the twelve months ended December 31, 2007. This expense is related to the increase in legal, appraisal and other expenses related to foreclosed or monitored credits.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 18 full-service financial centers and 1 loan production office located primarily along the Interstate 5 corridor in the Puget Sound region of western Washington. Venture Bank offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward looking statements in this press release regarding risk mitigation and cost restructuring, credit quality, capital raising initiatives, adequacy of the allowance for credit losses and economic conditions. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission and the risk of being unable to raise capital. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

VENTURE FINANCIAL GROUP CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Dollars in thousands, except share and per share amounts)

ASSETS

	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)

Cash and due from banks	$ 18,813	$ 17,719
Interest bearing deposits in other banks	5	6

Total cash and cash equivalents	18,818	17,725

Federal funds sold	69,765	-
Securities available-for-sale	215,895	280,177
Securities held-to-maturity	-	16,800
Investment in trusts	682	682
FHLB Stock and TIB Stock	4,590	4,590
Loans held-for-sale	9,222	17,389

Loans	753,285	765,728
Allowance for credit losses	(18,922)	(10,975)

Net loans	734,363	754,753

Premises and equipment, net	33,388	33,337
Foreclosed real estate	10,762	68
Accrued interest receivable	4,211	4,862
Cash surrender value of bank owned life insurance	21,299	20,344
Goodwill	24,202	24,202
Other intangible assets	391	678
Deferred/Current tax asset	29,656	6,568
Other assets	3,742	1,068

Total assets	$ 1,180,986	$ 1,183,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing checking	$ 111,022	$ 103,721
NOW, Savings and MMDA	222,165	379,629
Time certificates of deposit	688,193	353,774

Total deposits	1,021,380	837,124

Federal funds purchased	-	-
Securities sold under agreements to repurchase	23,200	28,282
Other borrowings	50,806	195,758
Junior subordinated debentures at fair value	18,201	21,766
Accrued interest payable	2,308	1,990
Other liabilities	7,248	9,566

Total liabilities	1,123,143	1,094,486

SHAREHOLDERS' EQUITY
Common stock (no par value); 30,000,000 shares authorized, shares
issued and outstanding: – December 31, 2008 – 7,385,387;	38,544	36,507
December 31, 2007 -7,221,787
Retained earnings	35,258	58,798
Accumulated other comprehensive loss	(15,959)	(6,548)

Total shareholders' equity	57,843	88,757

Total liabilities and shareholders' equity	$ 1,180,986	$ 1,183,243

VENTURE FINANCIAL GROUP CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS)
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
INTEREST INCOME
Loans	$ 13,275	$ 16,626	$ 55,176	$ 65,765
Federal funds sold and deposits in banks	100	14	118	106
Investment securities
Taxable	3,327	4,313	17,107	13,537
Non-taxable	66	181	341	693

Total interest income	16,768	21,134	72,742	80,101

INTEREST EXPENSE
Deposits	7,931	7,864	26,298	31,363
Federal funds purchased	1	60	426	78
Securities sold under agreement to repurchase	55	353	532	1,569
Other borrowings	527	1,851	4,200	5,107
Junior subordinated debentures	43	375	1,209	1,808

Total interest expense	8,557	10,503	32,665	39,925

Net interest income	8,211	10,631	40,077	40,176

PROVISION FOR CREDIT LOSSES	1,525	2,475	16,803	3,600

Net interest income (loss) after provision for	6,686	8,156	23,274	36,576
credit losses

NON-INTEREST INCOME
Service charges on deposit accounts	1,021	1,066	4,225	4,061
Origination fees and net gains on sales of loans	972	711	4,483	1,952
Net gain / (loss) on sale of securities	(1,520)	564	(1,230)	703
Change in market value of junior subordinated	1,536	233	3,566	1,262
debentures
Other non-interest income	1,552	828	3,949	3,364

Total non-interest income	3,561	3,402	14,993	11,342

NON-INTEREST EXPENSES
Salaries and employee benefits	3,493	4,927	15,917	17,165
Occupancy and equipment	1,496	1,281	5,638	4,826
Amortization of intangible assets	72	72	287	287
Impaired loss on securities	-	-	40,132	-
Other non-interest expense	3,605	2,432	10,617	8,958

Total non-interest expenses	8,666	8,712	72,591	31,236

Income (loss) before provision for income	1,581	2,846	(34,324)	16,682
taxes

PROVISION FOR INCOME TAX BENEFIT	207	648	(12,893)	4,923

NET INCOME/(LOSS)	$1,374	$ 2,198	$ (21,431)	$ 11,759

EARNINGS (LOSS) PER SHARE
Basic	$ .19	$ 0.45	$ (2.94)	$ 1.64
Diluted	$ .19	$ 0.44	$ (2.94)	$ 1.61
Weighted average shares outstanding, basic	7,384,642	7,165,948	7,278,470	7,163,034
Weighted average shares outstanding, diluted	7,413,041	7,266,226	7,278,470	7,282,744